AMC ENTERTAINMENT INC.

COMPLETES 8% SENIOR SUBORDINATED NOTES EXCHANGE OFFER

KANSAS CITY, Missouri (November 15, 2004) --- AMC Entertainment Inc. (the "Company") (AMEX:AEN) announced today the successful completion of its previously announced offer to exchange (the "Exchange Offer") an aggregate principal amount of up to $300,000,000 of its newly issued 8% Exchange Senior Subordinated Notes due 2014 (the "Exchange Notes"), which are registered under the Securities Act of 1933, as amended (the "Securities Act"), for a like principal amount of its issued and outstanding privately placed 8% Senior Subordinated Notes due 2014 (the "Old Notes").  The Exchange Offer expired by its terms at 5:00 p.m., New York City time, on November 15, 2004.

According to the HSBC Bank USA, National Association, the exchange agent for the Exchange Offer, $300,000,000 aggregate amount of the Old Notes were tendered, which represents 100% of the total outstanding principal amount of the Old Notes.  The terms of the Exchange Notes are identical in all material respects to those of the unregistered notes, except that the new notes do not have any transfer restrictions or rights to additional interest.

This press release contains forward-looking statements within the meaning of the federal securities laws relating to the exchange offer. These statements are based upon management's current expectations and beliefs and are subject to certain risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties include market conditions and other factors beyond the Company's control and the risk factors and other cautionary statements discussed in the Company's filings with the U.S. Securities and Exchange Commission.

Pam Blase
Vice President, Corporate Communications
AMC Entertainment Inc.
(816) 221-4000